EXHIBIT 2.1


                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION, dated November 16, 1998, is by and among WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION, a federal stock savings association (the "Association"); WAKE FOREST BANCSHARES, INC., a federally-chartered corporation (the "Stock Holding Company"), and WAKE INTERIM SAVINGS BANK, a to-be-formed interim federal stock savings association ("Interim").

     The parties hereto desire to enter into an Agreement and Plan of Reorganization whereby the corporate structure of the Association will be reorganized into the stock holding company form of ownership. The result of such reorganization will be that immediately after the Effective Date (as defined in Article V below), all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Association will be held by the Stock Holding Company, and the holders of the issued and outstanding shares of common stock of the Association will become the holders of the issued and outstanding shares of common stock of the Stock Holding Company.

     The reorganization of the Association will be accomplished by the following steps: (1) the formation by the Association of the Stock Holding Company as a wholly owned subsidiary; (2) the formation of Wake Forest Interim Savings Bank ("Interim"), an interim federal stock savings association which will be wholly owned by the Stock Holding Company; and (3) the merger of Interim into the Association, with the Association as the surviving corporation. Pursuant to such merger: (i) each of the issued and outstanding shares of common stock of the Association will be converted by operation of law into an equal number of issued and outstanding shares of common stock of the Stock Holding Company; and (ii) each of the issued and outstanding shares of common stock of Interim will automatically be converted by operation of law into an equal number of issued and outstanding shares of common stock of the Association. Notwithstanding any other provision herein, at any time prior to the Effective Date, the Association shall be entitled to revise the structure of the merger or other transactions contemplated hereby or the manner of effecting such transactions; provided, that each of the transactions comprising such revised structure or manner shall not, as a result of such revision, subject any of the stockholders of the Association to adverse tax consequences. This agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

     NOW, THEREFORE, in order to consummate this Agreement and Plan of Reorganization, and in consideration of the mutual covenants herein set forth. the parties agree as follows:


                                    ARTICLE I

                             MERGER OF INTERIM INTO
                       THE ASSOCIATION AND RELATED MATTERS

     1.1 On the Effective Date, Interim will be merged with and into the Association (the "Merger") and the separate existence of Interim shall cease, and all assets and property (real, personal and mixed, tangible and intangible, choses in action, rights and credits) then owned by Interim, or which would inure to it, shall immediately and automatically, by operation of law and without any conveyance, transfer, or


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further action, become the property of the Association. The Association shall be deemed to be a continuation of Interim, and the Association shall succeed to the rights and obligations of Interim.

     1.2 Following the Merger, the existence of the Association shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under federal law. The Charter and Bylaws of the Association, as presently in effect, shall continue in full force and effect and shall not be changed in any manner whatsoever by the Merger.

     1.3 From and after the Effective Date, and subject to the actions of the Board of Directors of the Association, the business presently conducted by the Association will continue to be conducted by it, as a wholly owned subsidiary of Stock Holding Company, and the present directors and officers of the Association will continue in their present positions. The home office of the Association in existence immediately prior to the Effective Date shall continue to be the home office of the Association from and after the Effective Date.


                                   ARTICLE II

                               CONVERSION OF STOCK

     2.1 The terms and conditions of the Merger, the mode of carrying the same into effect, and the manner and basis of converting the common stock of the Association into common stock of the Stock Holding Company pursuant to this Agreement shall be as follows:

          A. On the Effective Date, each share of common stock, par value $0.01 per share, of the Association issued and outstanding immediately prior to the Effective Date shall automatically by operation of law be converted into and shall become one share of common stock, par value $0.01 per share, of the Stock Holding Company (the "Stock Holding Company Common Stock"). Each share of common stock of Interim issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, automatically by operation of law be converted into and become one share of common stock, $0.01 par value per share, of the Association and shall not be further converted into shares of the Stock Holding Company, so that from and after the Effective Date, all of the issued and outstanding shares of common stock of the Association shall be held by the Stock Holding Company.

          B. On the Effective Date, the current stock option plans and recognition plans of the Association (collectively, the "Benefit Plans") shall automatically, by operation of law, be continued as Benefit Plans of the Association and/or the Stock Holding Company. Each option to purchase shares of the Association common stock under the Association's stock option plan outstanding at that time will be automatically converted into an identical option, with identical price, terms and conditions, to purchase an identical number of shares of Stock Holding Company Common Stock in lieu of shares of the Association common stock. The Stock Holding Company and the Association may make appropriate amendments to the Benefit Plans to reflect the adoption of the Benefit Plans as the plans of the Stock Holding Company, without adverse effect on the Benefit Plans and their participants.

          C. From and after the Effective Date, each holder of an outstanding certificate or certificates that, prior thereto, represented shares of the Association common stock, shall, upon surrender of the same to the designated agent of the Association, be entitled to receive in exchange therefor a certificate


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or certificates representing the number of whole shares of Stock Holding Company
Common Stock into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted, as provided in the foregoing provisions of this Section 2.1. Until so surrendered, each such outstanding certificate which, prior to the Effective Date, represented shares of Association common stock shall be automatically deemed for all purposes to evidence the ownership of the equal number of whole shares of Stock Holding Company Common Stock. Former holders of shares of Association common stock will not be required to exchange their Association common stock certificates for new certificates evidencing the same number of shares of Stock Holding Company Common Stock. If in the future the Stock Holding Company determines to effect an exchange of stock certificates, instructions will be sent to all holders of record of Stock Holding Company Common Stock.

          D. All shares of Stock Holding Company Common Stock into which shares of the Association common stock shall have been converted pursuant to this
Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares.

          E. On the Effective Date, the holders of certificates formerly representing the Association common stock outstanding on the Effective Date shall cease to have any rights with respect to the stock of the Association common stock, and their sole rights shall be with respect to the Stock, Holding Company Common Stock into which their shares of the Association common stock shall have been converted by the Merger.


                                   ARTICLE III

                                   CONDITIONS

     3.1 The obligations of the Association, Stock Holding Company and Interim to effect the Merger and otherwise consummate the transactions which are the subject matter hereof shall be subject to satisfaction of the following conditions:

          A. To the extent required by applicable law, rules and regulations, the holders of the outstanding shares of the Association common stock shall, at a meeting of the stockholders of the Association duly called, have approved this Agreement by the affirmative vote of a majority of the shares of the Association common stock.

          B. Any and all approvals from the OTS, the Securities and Exchange Commission and any other federal governmental agency having jurisdiction necessary for the lawful consummation of the Merger and the issuance and delivery of Stock Holding Company Common Stock as contemplated by this Agreement shall have been obtained.

          C. The Association shall have received either (i) a ruling from the Internal Revenue Service or (ii) an opinion from its legal counsel, to the effect that the Merger will be treated as a non-taxable transaction under applicable provisions of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by the stockholders of the Association upon the exchange of the Association common stock held by them solely for Stock Holding Company Common Stock.


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                                   ARTICLE IV

                                   TERMINATION

     4.1 This Agreement may be terminated at the election of any of the parties hereto if any one or more of the conditions to the obligations of any of them hereunder shall not have been satisfied and shall have become incapable of fulfillment and shall not be waived. This Agreement may also be terminated at any time prior to the Effective Date by the mutual consent of the respective Boards of Directors of the parties.

     4.2 In the event of the termination of this Agreement pursuant to any of the foregoing provisions, no party shall have any further liability or obligation of any nature to any other party under this Agreement.


                                    ARTICLE V

                            EFFECTIVE DATE OF MERGER

     5.1 Upon satisfaction or waiver (in accordance with the provisions of this Agreement) of each of the conditions set forth in Article III, the parties hereto shall cause to be filed with the OTS Articles of Combination and such certificates or further documents as shall be required by the OTS, and with such other federal regulatory agencies as may be required. Upon approval by the OTS and endorsement of such Articles of Combination by the OTS, the Merger and other transactions contemplated by this Agreement shall become effective. The Effective Date for all purposes hereunder shall be the date of such endorsement by the OTS.


                                   ARTICLE VI

                                  MISCELLANEOUS

     6.1 Any of the terms or conditions of this Agreement, which may legally be waived, may be waived at any time by any party hereto that is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, executed in the same manner as this Agreement.

     6.2 Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, rules, and regulations, by an amendment in writing, provided that any such amendment or modification is not materially adverse to the Association, the Stock Holding Company or their stockholders. In the event that any governmental agency requests or requires that the transactions contemplated herein be modified in any respect as a condition of providing a necessary regulatory approval or favorable ruling, or that in the opinion of counsel such modification is necessary to obtain such approval or ruling, this Agreement may be modified, at any time before or after adoption thereof by the stockholders of the Association, by an instrument in writing, provided that the effect of such amendment would not be materially adverse to the Association, Stock Holding Company or their stockholders.


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     6.3 This Agreement shall be governed by and construed under the laws of the
United States.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of reorganization as of the date first above written.

                                        WAKE FOREST FEDERAL SAVINGS & LOAN
                                        ASSOCIATION

                                        By: /s/ Anna O. Sumerlin
                                           -------------------------------------
                                           Anna O. Sumerlin
                                           President and Chief Executive Officer


                                        WAKE FOREST BANCSHARES, INC.

                                        By: /s/ Anna O. Sumerlin
                                           -------------------------------------
                                           Anna O. Sumerlin
                                           President and Chief Executive Officer


                                        WAKE FOREST INTERIM SAVINGS BANK

                                        By: /s/ Anna O. Sumerlin
                                           -------------------------------------
                                           Anna O. Sumerlin
                                           President and Chief Executive Officer



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